Exhibit 10.4

TRUST AGREEMENT UNDER

SEVERANCE AGREEMENT

THIS TRUST AGREEMENT made this 6th day of April, 2012, by and between Westway Group, Inc., a Delaware corporation (hereinafter referred to as the “Company”) and Capital One, N.A., a Virginia corporation (hereinafter referred to as the “Trustee”) (the “Trust Agreement”);

WHEREAS, the Company has entered into a Severance Agreement, dated as of June 26, 2010 with Thomas A. Masilla, Jr. (the “Executive”) as amended from time to time (the “Severance Agreement”); and

WHEREAS, the Company desires to establish an irrevocable trust (hereinafter referred to as the “Trust”) and to contribute to the Trust on or prior to the date of a Change in Control (as defined in the Severance Agreement) assets that shall be held therein, subject to the claims of the Company’s unsecured general creditors in the event of the Company’s insolvency, as herein defined, until paid as provided herein and pursuant to the terms of the Severance Agreement; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Severance Agreement as being exempt from the general requirements of the Employee Retirement Income Security Act of 1974, as amended;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

1.	Establishment of Trust.

(a)	The Company shall deposit with the Trustee in trust, on or before the date of a Change in Control, an amount in cash equal to $2,247,201, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b)	The Trust hereby established shall be irrevocable.

(c)	The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, Part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)	The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of providing the benefits under the Severance Agreement that are described on Exhibit A attached hereto (the “Severance Benefits”), as well as unsecured general creditors as herein set forth. Neither the Executive nor any of his beneficiaries shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Severance Agreement and this Trust Agreement shall be mere unsecured contractual rights of the Executive and any beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s unsecured general creditors under federal and state law in the event of insolvency, as defined in Section 3(a) herein. Accordingly, the Company shall not create a security interest in any assets held by the Trust in favor of the Executive, any beneficiaries or any of the Company’s creditors.

(e)	The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property to the Trust (as are consistent with the operational and administrative requirements of the Trustee) to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor the Executive or any beneficiary shall have any right to compel such additional deposits.

2.	Payments to Executive and Beneficiaries under the Severance Agreement.

(a)	At the time the Severance Benefits (or any portion thereof) become payable to the Executive (as determined in accordance with the Severance Agreement), the Company shall provide the Trustee with a statement of (x) the gross amount of such payment so payable to the Executive, (y) the amount of federal, state, local and other taxes and deductions required to be made or withheld with respect to such payment (the “Withholding Amount”) and (z) the difference between the amounts set forth in clauses (x) and (y) with respect to such payment (the “Net Payment”). On the date that the Severance Payment (or any portion thereof) is payable to the Executive, the Trustee shall (x) pay to the Company the Withholding Amount attributable to such payment and (y) pay to the Executive the Net Payment attributable to such payment. The Trustee shall not be responsible for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of the Severance Benefits. Instead, the Company shall be solely responsible for the reporting and withholding of any such taxes and shall pay any such amounts withheld (including any required portion of the Withholding Amount) to the appropriate taxing authorities.

(b)	The entitlement of the Executive to the Severance Benefits shall be determined pursuant to the terms of the Severance Agreement, and any claim for such benefits shall be subject to the procedures set out in the Severance Agreement.

(c)	If the principal of the Trust, and any earnings thereon, are not sufficient to pay the Severance Benefits in accordance with the terms of the Severance Agreement, the Company shall make the balance of each such payments as it falls due. Trustee shall notify the Company when and if principal and earnings of the Trust are not sufficient to make payment of the Severance Benefits.

3.	Trustee Responsibility Regarding Payments When Company is Insolvent.

(a)	The Trustee shall cease payment of the Severance Benefits if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if:

(i)	the Company is unable to pay its debts as they become due; or

(ii)	the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)	At all times during the continuance of this Trust, as provided in section 1(d) hereof, the principal and income of the Trust shall be subject to claims of unsecured general creditors of the Company under federal and state law as set forth below:

(i)	The Board of Directors and/or the Chief Executive Officer of the Company (or, if there is no Chief Executive Officer, the highest ranking officer of the Company) shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Executive or any beneficiaries.

(ii)	Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(iii)	If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments hereunder and shall hold the assets of the Trust for the benefit of the Company’s unsecured general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Executive or any beneficiaries to pursue their rights as unsecured general creditors of the Company with respect to benefits due under the Severance Agreement or otherwise.

(iv)	The Trustee shall resume the payment of benefits in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

(c)	Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due in respect of the Severance Benefits under the terms of the Severance Agreement for the period of such discontinuance.

4.	Payments to Company. Except as provided in Section 3 hereof, since the Trust is irrevocable in accordance with Section 1(b) hereof, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made in respect of the Severance Benefits payable to Executive and any beneficiaries pursuant to the terms of the Severance Agreement.

5.	Investment Authority. The investment objective of the Trust is the preservation of Trust assets. Any cash deposited to the Trust will be invested by the Trustee in money market funds, unless the Trustee is otherwise instructed by the Company in writing prior to a Change in Control. In no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Executive or any beneficiaries.

6.	Additional Powers of the Trustee. To the extent necessary or which it deems appropriate to implement its powers under Section 5 or otherwise to fulfill any of its duties and responsibilities as Trustee of the Trust, the Trustee shall have the following additional powers and authority:

(a)	To designate and engage the services of, and to delegate powers and responsibilities to, such agents, representatives, advisers, counsel and accountants as the Trustee considers necessary or appropriate, any of whom may be an affiliate of the Trustee or a person who renders services to such an affiliate, and, as a part of its expenses under the Trust Agreement, to pay their reasonable expenses and compensation; and

(b)	Generally to do all other acts that the Trustee reasonably deems necessary or appropriate for the protection of the Trust.

7.	Disposition of Income. During the term of this Trust Agreement, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested as provided in Section 5.

8.	Accounting by Trustee. The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within forty-five (45) days following the close of each calendar year and within forty-five (45) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation as the case may be. The Trustee may satisfy its obligation under this Section 8 by rendering to the Company quarterly statements setting forth the information required by this Section separately for the quarter covered by the statement.

9.	Responsibility of Trustee.

(a)	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Severance Agreement or this Trust Agreement and is given in writing by the Company or in such other manner prescribed by the Trustee. The Trustee shall also incur no liability to any person for any failure to act in the absence of direction, request or approval from the Company which is contemplated by, and in conformity with, the terms of this Trust Agreement. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)	The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

(c)	The Trustee may hire agents, accountants, actuaries, investment advisers, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder to the extent reasonably deemed necessary by the Trustee.

(d)	The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(e)	However, notwithstanding the provisions of Section 9(d) above, the Trustee may loan to the Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(f)	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

10.	Compensation and Expenses of the Trustee. Exhibit B attached hereto sets forth the fee arrangement and schedule for the Trustee’s services hereunder. The Trustee shall send the Company a statement setting forth the administrative expenses of the Trustee on a quarterly basis. The Company shall pay all such fees and administrative expenses promptly after the time indicated on Exhibit B attached hereto or the receipt of such statement (as applicable) but if not so paid within 90 days after the date on which such amounts are due, such fees and expenses shall be paid from the Trust.

11.	Resignation and Removal of Trustee.

(a)	The Trustee may resign at any time by written notice to the Company, which shall be effective forty-five (45) days after receipt of such notice unless the Company and the Trustee agree otherwise.

(b)	The Trustee may be removed by the Company upon thirty (30) days notice or upon shorter notice accepted by the Trustee; provided, however, that the Company may not remove the Trustee at any time following a Change in Control (as defined in the Severance Agreement) without the written consent of the Executive.

(c)	Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit, provided that the Trustee is provided assurance by the Company satisfactory to the Trustee that all fees and expenses reasonably anticipated will be paid.

(d)	If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 12 hereof, by the effective date of the resignation or removal under paragraph (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall he allowed as administrative expenses of the Trust.

(e)	Upon settlement of the account and transfer of the Trust assets to the successor Trustee, all rights and privileges under the Trust Agreement shall vest in the successor Trustee and all responsibility and liability of the Trustee with respect to the Trust and assets thereof shall terminate subject only to the requirement that the Trustee execute all necessary documents to transfer the Trust assets to the successor Trustee.

12.	Appointment of Successor.

(a)	If the Trustee resigns (or is removed) in accordance with Section 11(a) or (b) hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b)	The successor Trustee need not examine the records and acts of any prior Trustee.

13.	Amendment or Termination.

(a)	This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Severance Agreement, make the Trust revocable or otherwise impair any of the rights of the Executive or his beneficiaries to the Severance Benefits under the Severance Agreement or this Trust Agreement.

(b)	The Trust shall not terminate until the date on which the Executive and any beneficiaries are no longer entitled to any Severance Benefits pursuant to the terms of the Severance Agreement. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

(c)	Upon written approval of the Executive or his beneficiaries entitled to payment of Severance Benefits pursuant to the terms of the Severance Agreement, the Company may terminate this Trust Agreement prior to the time all Severance Benefit payments under the Severance Agreement have been made. All assets in the Trust at termination shall be returned to the Company.

14.	Miscellaneous.

(a)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)	Benefits payable to the Executive and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)	This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

(d)	The rights, duties, responsibilities, obligations and liabilities of the Trustee are as set forth in this Trust Agreement, and no provision of the Severance Agreement or any other documents shall affect such rights, responsibilities, obligations and liabilities. If there is a conflict between provisions of the Severance Agreement and this Trust Agreement with respect to any subject involving the Trustee, including but not limited to the responsibility, authority or powers of the Trustee, the provisions of this Trust Agreement shall be controlling.

15.	Effective Date. The effective date of this Trust Agreement shall be as first above written.

(signature page immediately follows)

IN WITNESS WHEREOF, the Company and the Trustee have executed this Trust Agreement each by action of a duly authorized person.

WESTWAY GROUP, INC.

By:	/s/ Francis P. Jenkins, Jr.
Name: Francis P. Jenkins, Jr.
Title: Chairman

CAPITAL ONE, N.A.

By:	/s/ Bryant I. Magee
Bryant I. Magee

Title:	Vice-President and Trust Officer

Exhibit A

Trust Agreement Under

The Severance Agreement

Severance Benefits

1. The Severance Payment (as defined in Section 6(d) of the Severance Agreement).

2. The pro-rata bonus set forth in Section 6(b) of the Severance Agreement.

Exhibit B

Trust Agreement Under

The Severance Agreement

Fee Schedule